EXHIBIT 5.1
OPINION OF VINSON & ELKINS L.L.P.
Vinson&Elkins
November 29, 2005
Odyssey HealthCare, Inc.
717 N. Harwood Street
Suite 1500
Dallas, Texas 75201
Ladies and Gentlemen:
     We have acted as counsel for Odyssey HealthCare, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”), of 2,468,106 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on November 29, 2005 which Shares may be issued from time to time in accordance with the terms of the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan, as amended (the “Equity-Based Plan”).
     In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Fifth Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Second Amended and Restated Bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company authorizing the Equity-Based Plan and the issuance of the Shares pursuant thereto, (v) the Equity-Based Plan, (vi) certain minutes of meetings of, and resolutions adopted by, the stockholders of the Company authorizing the amendment of the Equity-Based Plan to, among other things, increase the number of shares subject to the Equity-Based Plan, and (vii) an executed copy of the Certificate of the Inspector of Election relating to the 2005 Annual Meeting of Stockholders of the Company.
     We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents reviewed by us were competent to execute and deliver such documents. In addition, we have assumed that (i) the Shares will be issued in accordance with the terms of the Equity-Based Plan, (ii) the full consideration for each Share will be received by the Company and will not be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the “DGCL”).
     Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the Equity-Based Plan, will be validly issued, fully paid and non-assessable.
     This opinion is limited in all respects to the DGCL, as interpreted by federal courts and the courts of the State of Delaware, and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel 214.220.7700 Fax 214.220.7716 www.velaw.com

     This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.